Exhibit 99.2
Unaudited Financial and Other Statistical Information for the Three Month Period Ended May 31, 2009, and Guidance for Fiscal Year 2010

AZZ incorporated
Condensed Consolidated Statements of Income
(unaudited)
($ in Thousands except per share amount)

	Three Months Ended May 31, 2009	Three Months Ended May 31, 2008

Net Sales	$95,492	$99,958

Cost of Sales	65,804	73,689

Selling, General and Administrative	12,124	9,857
Interest Expense	1,687	1,121
Net (Gain) Loss on Sale of Property, Plant and Equipment	(5)	(3)
Other (Income)	(81)	(484)
	79,528	84,186

Income Before Income Taxes and Accounting Changes	15,964	15,773
Income Tax Expense	6,064	5,650

Net Income	$9,900	$10,123

Income Per Share:
Basic	$.81	$.83
Diluted	$.80	$.82

Exhibit 99.2

AZZ incorporated
Condensed Consolidated Balance Sheet
 (unaudited)
($ in Thousands)

Assets:	Period Ended May 31, 2009

Current assets:
Cash and cash equivalents	$57,689
Accounts receivable, net of allowance for doubtful accounts	58,731
Inventories	49,986
Costs and estimated earnings in excess of billings on uncompleted contracts	12,022
Deferred income taxes	4,327
Prepaid expenses and other	3,183
Total current assets	185,938

Net property, plant, and equipment	87,962

Goodwill	67,682

Other Assets	18,483

$360,065

Liabilities and Shareholders’ Equity:

Current liabilities:
Accounts payable	$16,464
Accrued liabilities	32,773
Long-term debt due within one year	-0-
Total current liabilities	49,237

Long-term debt due after one year	100,000

Deferred income taxes	10,140

Shareholders’ equity	200,688

$360,065

Exhibit 99.2

AZZ incorporated
Condensed Consolidated Statement of Cash Flows
 (unaudited)
($ in Thousands)

Period Ended May 31, 2009

Net cash provide by operating activities	$13,740

Net cash used in investing activities	(3,700)

Net cash provided by (used in) financing activities	66

Effect of exchange rate changes on cash	26

Net (decrease) increase in cash and cash equivalents	10,131

Cash and cash equivalents at beginning of period	47,558

Cash and cash equivalents at end of period	$57,689

Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
 (unaudited)
($ in Thousands)

Information regarding operations and assets by segment is as follows:

	Three Months Ended May 31, 2009	Three Months Ended May 31, 2008

Net sales:
Electrical and Industrial Products	$55,386	$52,006
Galvanizing Services	40,106	47,952
	$95,492	$99,958

Segment operating income (a):
Electrical and Industrial Products	$10,512	$7,932
Galvanizing Services	12,793	13,358
	$23,305	$21,290

General corporate expenses (b)	5,684	4,558
Interest expense	1,687	1,121
Other (income) expense, net (c)	(30)	(162)
	$7,341	$5,517

Income Before Taxes	$15,964	$15,773

Total assets:
Electrical and Industrial Products	159,785	$135,565
Galvanizing Services	133,998	154,341
Corporate	66,282	23,868
	$360,065	$313,774

(a) Segment operating income consists of net sales less cost of sales, specifically identifiable general and administrative expenses, specifically identifiable selling expenses and other income and expense items that are specifically identifiable to a segment.

(b) General corporate expense consists of selling, general and administrative expense that are not specifically identifiable to a segment.

(c) Other (income) expense, net includes gains and losses on sale of property, plant and equipment and other (income) expense not specifically identifiable to a segment.

Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Thousand except per share amount)

	Actual Year to Date May 31, 2009	Projected Year Ended February 28, 2010
Net Sales:
Electrical and Industrial Products	$55,386	$220,000 to $230,000
Galvanizing Services	$40,106	$150,000 to $160,000
Total Sales	$95,492	$370,000 to $390,000

Diluted earnings per share	$.80	$2.70 to $2.90

Net Sales by Market Segment:
Power Generation		18%
Transmission and Distribution		37%
Industrial		45%

Electrical and Industrial Products
Revenues by Industry:
Power Generation		22%
Transmission and Distribution		49%
Industrial		29%

Galvanizing Services
Revenues by Industry:
Electrical and Telecommunications		28%
OEM’s		16%
Industrial		27%
Bridge and Highway		9%
Petro Chemical		20%

Operating Margins:
Electrical and Industrial Products	19.0%	16% to 18%
Galvanizing Services	31.9%	25% to 27%

Cash Provided By Operations	$13,740	$75,000
Capital Expenditures	$3,709	$14,000
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$4,153	$14,600
Total Bank Debt	$100,000	$100,000

Percent of Business By Segment:
Electrical and Industrial Products	58%	58%
Galvanizing Services	42%	42%

Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Thousands)

Three Months Ended May 31, 2009
Book to Ship Ratio:
2/28/08 Backlog	$174,831
Qtr. Ending 5/31/09 Bookings	70,719
Qtr. Ending 5/31/09 Shipments	95,492
5/31/09 Backlog	$150,058
Book to Ship Ratio	.74